Exhibit 99.1

Press Release

Epiq Announces 2015 Results and Initial 2016 Financial Outlook

Conference Call Today at 4:30 pm ET

Kansas City, Kan. (March 1, 2016) — Epiq Systems, Inc. (“Epiq”) (NASDAQ: EPIQ), a leading global provider of integrated technology and services for the legal profession, today announced results for its fourth quarter and year ended December 31, 2015 and preliminary 2016 outlook. Epiq will hold an investor conference call today at 4:30 pm ET (information below).

Epiq’s 2015 operating revenue reached a record of $505.9 million and adjusted EBITDA reached a record of $108.4 million. Net cash from operating activities was $81.3 million and adjusted earnings per diluted share was $0.86. Operating income increased 160% to $28.1 million in 2015 from $10.8 million in 2014.

Summary Results (Unaudited)

	Three months ended December 31		Full Year ended December 31
(In millions, except share count and per share data)	2015	2014	2015	2014
Segment Operating Revenue
Technology	$90.6	$68.9	$345.6	$297.7
Bankruptcy & Settlement Administration	$45.7	$39.6	$160.3	$146.4
Total Operating Revenue	$136.3	$108.5	$505.9	$444.1
Net Income (Loss)(1)	$8.8	($0.6)	($11.9)	($1.3)
Net Income (Loss) Per Diluted Share(1)	$0.24	($0.02)	($0.33)	($0.04)
Adjusted EBITDA(2)	$32.5	$25.1	$108.4	$97.0
Adjusted Net Income(2)	$10.7	$8.1	$32.0	$28.8
Adjusted Earnings Per Diluted Share(2)	$0.29	$0.22	$0.86	$0.80
Adjusted Diluted Shares (in thousands)	37,145	36,805	37,027	36,110
Net Cash from Operating Activities	$34.5	$32.3	$81.3	$69.7

(1)	For the year ended December 31, 2015, includes the impact of a GAAP non-cash tax charge of $17.0 million related to establishing a full valuation allowance against net deferred tax assets. The impact of this charge to 2015 net loss per share is $0.46. The valuation allowance is included in “Provision for (benefit from) income taxes” in the Condensed Consolidated Statements of Operations.
(2)	Adjusted EBITDA, adjusted net income and adjusted earnings per share are all non-GAAP financial measures. See the accompanying tables herein for information regarding these measures and reconciliation to the most comparable GAAP measure.

2015 Company Highlights

Products and Services

•	Expanded client base and eDiscovery managed services capabilities through the acquisition of Iris Data Services and launched Epiq’s first full-service eDiscovery office in continental Europe in Frankfurt, Germany.

•	Added kCura’s Relativity® and Epiq’s ArcSM products to Hong Kong legal technology offerings.

•	Launched proprietary DMX eDiscovery dashboard and began a refreshment of Chapter 11 claims administration and Chapter 7 case administration technology applications.

•	Expanded data breach solutions group to meet anticipated demand and won significant engagements.

Capital Allocation

•	Decreased capital expenditures by 13% in 2015 to $35.6 million from $40.9 million in 2014. Capital expenditures decreased 27% in 2015 from $48.6 million in 2013.

•	Paid quarterly cash dividends totaling $0.36 per share for 2015.

Corporate Governance

•	Appointed new independent directors Kevin L. Robert and Douglas M. Gaston as chairs of Audit and Compensation Committees, respectively.

•	Established a Risk Committee, chaired by independent director Joel Pelofsky, to oversee the company’s enterprise risk management program.

•	Initiated search for new independent directors, culminating in the appointments of Cerner co-founder Paul Gorup and former Thomson Reuters legal business president, Michael Suchsland, to Epiq’s Board of Directors, effective March 2, 2016. Messrs. Gorup and Suchsland will replace James A. Byrnes and Charles C. Connely, IV, who will retire from their roles as directors immediately prior to Epiq’s 2016 annual shareholder meeting.

•	Selected Douglas M. Gaston to succeed W. Bryan Satterlee as lead independent director, effective as of Epiq’s 2016 annual shareholder meeting.

Fourth Quarter 2015 Financial Overview

Quarterly consolidated operating revenue increased 26% to $136.3 million compared to fourth quarter 2014. Adjusted EBITDA grew 29% to $32.5 million compared to fourth quarter 2014 and, on a sequential basis, grew 9% compared to $29.7 million in third quarter 2015. Adjusted earnings per diluted share increased 32% to $0.29 compared to the prior year quarter and 21% compared to $0.24 in third quarter

2015. The improvements were driven by revenue growth in both of Epiq’s reporting segments, complemented by operating efficiency and cost control initiatives. Fourth quarter 2015 net cash from operating activities in 2015 increased 7% to $34.5 million compared to $32.3 million in the prior year quarter.

2015 Financial Overview

Consolidated operating revenue increased 14% in 2015, driven by higher demand for Epiq’s solutions and services worldwide. For 2015, adjusted EBITDA increased 12% and adjusted EPS increased 8% compared to 2014. Net cash from operating activities in 2015 increased 17% to $81.3 million compared to the prior year.

The 2015 net loss of $11.9 million includes a $17.0 million, or $0.46 per share, non-cash charge to establish a full valuation allowance against U.S. deferred tax assets. Consolidated income tax expense in 2015 was $19.6 million compared to an income tax benefit of $4.5 million in 2014. Epiq does not expect the valuation allowance charge to preclude the use of loss carryforwards or other deferred tax assets in the future, including the expected realization of approximately $23 million in future tax benefits related to the acquisition of Iris Data Services.

“We were persistent in our quest for success in 2015 despite a challenging year in the eDiscovery marketplace and another period of limited corporate bankruptcy activity. We delivered improved results and substantially strengthened our team, capabilities and reach,” said Tom W. Olofson, chairman and chief executive officer. “On a company-wide basis, our improved performance across the business, and on the top- and bottom-line, reflects the strength of our franchises even during industry headwinds.”

Mr. Olofson continued, “More is yet to be done on the margin and cost front in 2016, and we will provide more details on these opportunities as we continue to implement plans over the next few months. We also have several product and technology initiatives underway that will strengthen our competitive position. Lastly, we entered 2016 with a significantly stronger and deeper senior management team. We are already seeing the business development, strategic planning and sales and marketing benefits.

“Our initial 2016 financial outlook reflects our current view on market conditions, seasonality and other variabilities in our businesses. All of the factors I have just reviewed suggest there is meaningful potential to deliver top-line and bottom-line improvements in 2016, at the same time as we continue to deleverage our balance sheet.”

Segment Review

Technology Segment (eDiscovery)

	Three months ended December 31		Full year ended December 31
(In millions)(Unaudited)	2015	2014	2015	2014
Operating Revenue	$90.6	$68.9	$345.6	$297.7
Adjusted EBITDA	$26.5	$20.7	$95.1	$84.0
Operating Revenue Mix
By Service Type
Electronically Stored Information (ESI)	61%	64%	60%	59%
Document Review	39%	36%	40%	41%
By Region
North America	$72.7	$53.4	$271.9	$236.4
Europe and Asia	$17.9	$15.5	$73.7	$61.3

Fourth quarter 2015 Technology segment operating revenues increased 31% compared to fourth quarter 2014. Segment adjusted EBITDA grew 28% versus the prior year period reflecting increased operating revenue, higher utilization in document review services and reduced capital spending and IT costs.

For 2015, Technology segment operating revenue grew 16% reflecting increases in international operations (Europe and Asia) and North American document review services, including a 121% increase from operations in Canada. International eDiscovery revenue increased 20% in 2015 compared to 2014 reflecting growth in both document review and ESI service revenues from new and existing clients. Year-over-year operating revenue from Epiq’s eDiscovery businesses in Europe and Asia increased 22% and 13%, respectively.

Although pricing pressure in North American ESI solutions continued to impact Technology segment earnings results, segment adjusted EBITDA grew 13% compared to 2014. The improvement reflects an increase in higher margin international eDiscovery revenue, higher utilization rates and other document review efficiencies, as well as cost control initiatives.

Bankruptcy and Settlement Administration (“B&SA”) Segment

	Three months ended December 31		Full year ended December 31
(In millions)(Unaudited)	2015	2014	2015	2014
Operating Revenue	$45.7	$39.6	$160.3	$146.4
Adjusted EBITDA	$17.9	$14.6	$54.0	$53.2

Fourth quarter 2015 B&SA segment operating revenues increased 15%, primarily driven by 41% growth in settlement administration solutions, partially offset by an 7% decrease in bankruptcy revenue. Segment adjusted EBITDA grew 23% driven by an increase in higher margin engagements for non-traditional bankruptcy matters and legal/corporate services.

For 2015, B&SA segment operating revenue increased 9% compared to 2014 due primarily to increased demand for data breach response engagements. This activity offset lower bankruptcy solutions operating revenue, which continues to reflect a competitive corporate restructuring market amid a persistent low level of bankruptcy filings. Total bankruptcy filings decreased 10% in 2015 according to the Administrative Office of the U.S. Courts. Non-traditional engagements and ongoing projects continue to supplement operating revenue in the bankruptcy service line.

Segment 2015 adjusted EBITDA was flat compared to 2014 due to an increase in lower margin noticing and mailing services operating revenue, partially offset by an increase in higher margin operating revenue from non-traditional bankruptcy and legal/corporate services engagements.

Initial 2016 Financial Outlook

Epiq is introducing its initial 2016 financial outlook and estimates operating revenue for 2016 will be between $520 million and $540 million, adjusted EBITDA between $112 million and $118 million, and adjusted earnings per share between $0.87 and $0.90. This guidance includes a number of assumptions based on current facts and expectations, which are subject to change. Management will provide a more detailed discussion of its initial 2016 outlook in an investor conference call today (details below).

INVESTOR CONFERENCE CALL INFORMATION

Management will host an investor conference call today at 4:30 p.m. ET (3:30 p.m. CT).

Call Dial in:	(877) 303-6311 or (631) 813-4730

Webcast URL:	http://www.epiqsystems.com/investors/corporate-overview/

Audio replay:	(855) 859-2056, ID# 48812606, available through March 8, 2016

About Epiq Systems

Epiq (NASDAQ: EPIQ) is a leading global provider of professional services and integrated technology for the legal profession. Our innovative solutions are designed to streamline the administration of litigation, investigations, financial transactions and regulatory compliance, corporate restructuring and bankruptcies, class action and mass tort proceedings, federal regulatory actions and data breach responses. Epiq’s subject-matter experts bring clarity to complexity, create efficiency through expertise and deliver confidence to our clients around the world. For more information, visit us at www.epiqsystems.com.

Use of Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures: (i) adjusted net income (net income adjusted for amortization of acquisition intangibles, share-based compensation expense, intangible asset impairment expense, acquisition and related expense, one-time technology expense, loan fee amortization and write off, litigation (recovery) expense, timing of recognition of expense, reorganization expense, gain or loss on disposition of assets, strategic review expense, and the effect of tax adjustments that are outside of Epiq Systems’ anticipated effective tax rate, all net of tax), (ii) adjusted earnings per share, calculated as adjusted net income on a fully diluted per share basis, and (iii) adjusted EBITDA (net income adjusted for depreciation and amortization, share-based compensation expense, intangible asset impairment expense, acquisition and related expense, one-time technology expense, net expense related to financing, litigation (recovery) expense, timing of recognition of expense, reorganization expense, gain or loss on disposition of assets, strategic review expense, and provision for (benefit from) income taxes). Income taxes typically represent a complex element of a company’s income statement and effective tax rates can vary widely between different periods. Epiq Systems uses an approximate statutory tax rate of 40% to reflect income tax effects in the presentation of its adjusted net income and adjusted net income per share. Utilization of an approximate statutory tax rate for presentation of the non-GAAP measures is done to allow a consistent basis for investors to understand financial performance of the company across historical periods.

Although Epiq Systems reports its results using GAAP, Epiq Systems also uses non-GAAP financial measures when management believes those measures provide useful information for its shareholders. These non-GAAP financial measures are intended to supplement the GAAP financial information by providing additional insight regarding results of operations and to allow a comparison with other companies, many of whom use similar non-GAAP financial measures to supplement their GAAP results. Certain items are excluded from these non-GAAP financial measures to provide additional comparability measures from period to period. These non-GAAP financial measures will not be defined in the same manner by all companies and may not be comparable to other companies. These non-GAAP financial measures are reconciled in the accompanying tables to the most directly comparable measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, such comparable financial measures.

Forward-looking and Cautionary Statements

This press release includes forward-looking statements. These forward-looking statements include, but are not limited to any projection or expectation of earnings, revenue or other financial items; the plans, strategies and objectives of management for future operations; factors that may affect our operating results; new products or services; the demand for our products and services; our ability to consummate acquisitions, successfully integrate them into our operations and achieve expected synergies; future capital expenditures; effects of current or future economic conditions or performance; industry trends and other matters that do not relate strictly to historical facts or statements of assumptions underlying any of the foregoing. These forward-looking statements are based on our current expectations. In this press release, we make statements that plan for or anticipate the future. Forward-looking statements may be identified by words or phrases such as “believe,” “expect,” “anticipate,” “should,” “planned,” “may,” “estimated,” “goal,” “objective,” “seeks,” and “potential” and variations of these words and similar expressions or negatives of these words. Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, provide a “safe harbor” for forward-looking statements. Because forward-looking statements involve future risks and uncertainties, listed below are a variety of factors that could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. These factors include (1) failure to keep pace with technological changes and significant changes in the competitive environment, (2) risks associated with cyber-attacks, interruptions or delays in services at data centers, (3) general economic conditions and the cyclical nature of certain markets; (4) risks of errors or fraud related to our business processes, (5) interruptions or delays in service at data centers we utilize for delivery of our services, (6) undetected errors in, and failure of operation of, software products releases, (7) unavailability of third-party technology, (8) failure of our financial, operating and information systems to operate as intended, (9) our inability to attract, develop and retain executives and other qualified employees, (10) risks associated with the integration of acquisitions into our existing business operations, (11) risks associated with our international operations, (12) risks of litigation for infringement of proprietary rights, (13) future government legislation or changes in judicial interpretations, (14) any material non-cash write-downs based on impairment of our goodwill, (15) fluctuations in our quarterly results that could cause fluctuations in the market price of our common stock, (16) volatility of the market price of our common stock, (17) the impact of our current review process of strategic alternatives, (18) the impact of potential proxy contests and related litigation, (19) our failure to pay cash dividends, (20) our inability to raise additional capital to fund our operations because of our level of indebtedness, (21) our inability to maintain compliance with debt covenant ratios, (22) risks associated with indebtedness and interest rate fluctuations, (23) risks associated with provisions of our articles of incorporation that prevent a takeover of Epiq, and (24) other risks detailed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. In addition, there may be other factors not included in our Securities and Exchange Commission filings that may cause actual results to differ materially from any forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements contained herein to reflect future events or developments, except as required by law.

Investor Contacts Kelly Bailey Epiq Systems 913-621-9500 kbailey@epiqsystems.com	Chris Eddy Catalyst Global 212-924-9800 epiq@catalyst-ir.com

###

EPIQ SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenue:
Operating revenue	$136,299	$108,492	$505,936	$444,118
Reimbursable expenses	8,333	6,645	38,269	30,352

Total revenue	144,632	115,137	544,205	474,470
Operating Expense:
Direct cost of operating revenue (exclusive of depreciation and amortization shown separately below)	64,808	52,956	248,158	216,317
Reimbursable expenses	7,686	6,528	36,192	29,592
Selling, general and administrative expense	44,248	41,171	170,352	167,041
Depreciation and software and leasehold amortization	9,760	8,394	37,810	36,042
Amortization of identifiable intangible assets	5,021	3,185	18,347	12,655
Impairment of goodwill and identifiable intangible assets	—	—	1,162	—
Fair value adjustment to contingent consideration	—	—	(1,182)	1,142
Other operating expense	985	88	5,291	880

Total operating expense	132,508	112,322	516,130	463,669
Operating income	12,124	2,815	28,075	10,801
Interest expense (income):
Interest expense	5,362	4,000	20,445	16,674
Interest income	(10)	(4)	(32)	(21)

Net Interest expense	5,352	3,996	20,413	16,653
Income (loss) before income taxes	6,772	(1,181)	7,662	(5,852)
Provision for (benefit from) income taxes	(1,978)	(551)	19,600	(4,515)

Net income (loss)	$8,750	($630)	($11,938)	($1,337)

Net income (loss) per common share:
Basic	$0.24	($0.02)	($0.33)	($0.04)
Diluted	$0.24	($0.02)	($0.33)	($0.04)
Weighted average common shares outstanding:
Basic	36,806	36,094	36,584	35,512
Diluted	37,145	36,094	36,584	35,512

EPIQ SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	As of December 31,
	2015	2014
ASSETS:
Cash and cash equivalents	$27,620	$54,226
Trade accounts receivable, net	140,597	117,854
Property and equipment, net	77,715	70,579
Internally developed software, net	15,971	14,713
Goodwill	477,479	404,187
Other intangibles, net	44,943	29,605
Other	39,572	36,760

Total Assets	$823,897	$727,924

LIABILITIES:
Current liabilities (excluding debt)	$72,686	$53,395
Indebtedness	383,578	307,778
Other non-current liabilities	59,512	41,814
Total equity	308,121	324,937

Total Liabilities and Equity	$823,897	$727,924

EPIQ SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Twelve Months Ended December 31,
	2015	2014
Cash Flows From Operating Activities:
Net loss	($11,938)	($1,337)
Non-cash adjustments to loss:
Depreciation and amortization	56,157	48,697
Other, net	42,726	18,629
Changes in operating assets and liabilities, net
Trade accounts receivable	(8,580)	22,513
Other, net	2,941	(18,780)

Net cash provided by operating activities	81,306	69,722

Cash Flows From Investing Activities:
Property and equipment; and internally developed software	(29,105)	(36,039)
Cash paid for business acquisitions, net of cash acquired	(124,550)	(302)
Other	110	924

Net cash used in investing activities	(153,545)	(35,417)

Cash Flows From Financing Activities:
Net change in indebtedness	60,985	(10,821)
Common stock repurchases	(4,183)	(3,982)
Cash dividends paid	(13,239)	(12,793)
Payment of acquisition-related liabilities	(92)	(4,962)
Debt issuance costs	(1,681)	(837)
Other, net	4,326	13,645

Net cash provided by (used in) financing activities	46,116	(19,750)

Effect of exchange rate changes on cash	(483)	(665)

Net increase (decrease) in cash and cash equivalents	($26,606)	$13,890

EPIQ SYSTEMS, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME (LOSS)

TO ADJUSTED EBITDA

(Unaudited)

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net Income (Loss)	$8,750	($630)	($11,938)	($1,337)
Plus:
Depreciation and amortization expense	14,782	11,579	56,157	48,697
Share-based compensation expense	3,265	8,119	13,748	13,098
Intangible asset impairment expense	—	—	1,162	—
Acquisition and related expense (1)	985	332	4,225	2,586
One-time technology expense (2)	—	25	—	4,309
Expense related to financing, net (3)	5,380	3,839	20,205	16,264
Litigation (recovery) expense, net (4)	98	699	(377)	2,280
Timing of recognition of expense (5)	—	—	(290)	—
Reorganization expense (6)	444	306	2,895	13,458
(Gain) Loss on disposition of assets	78	20	65	196
Strategic review expense	697	1,392	2,906	1,919
Provision for (benefit from) income taxes	(1,978)	(551)	19,600	(4,515)

	23,751	25,760	120,296	98,292

Adjusted EBITDA	$32,501	$25,130	$108,358	$96,955

(1)	Acquisition and related expense includes one-time costs associated with acquisitions and fair value adjustments to contingent consideration.
(2)	One-time technology related costs associated with security and consolidation of data centers from acquisitions.
(3)	Expense related to financing is net of interest income.
(4)	Litigation expense and recovery related to significant one-time matters.
(5)	Adjustment to match timing of expenses to be consistent with timing of GAAP revenue and recoveries for settlement administration matters.
(6)	Expenses primarily related to one-time charges for post-employment benefits.

EPIQ SYSTEMS, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME (LOSS)

TO ADJUSTED NET INCOME

(Unaudited)

(In thousands, except per share data)

	Three months ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net Income (Loss)	$8,750	($630)	($11,938)	($1,337)
Plus (net of tax) (1) :
Amortization of acquisition intangibles	3,012	1,911	11,008	7,593
Share-based compensation expense	1,958	4,872	8,248	7,859
Intangible asset impairment expense	—	—	697	—
Acquisition and related expense (2)	592	233	2,562	1,686
One-time technology expense (3)	—	15	—	2,585
Loan fee amortization and write-off	241	218	1,513	1,335
Litigation (recovery) expense, net (4)	59	561	52	1,936
Timing of recognition of expense (5)	—	—	(174)	—
Reorganization expense (6)	267	184	1,737	8,075
Loss on disposition of assets	48	12	40	118
Strategic review expense	419	836	1,744	1,152
Effective tax rate adjustment (7)	(4,687)	(79)	16,535	(2,174)

	1,909	8,763	43,962	30,165

Adjusted Net Income	$10,659	$8,133	$32,024	$28,828

Adjusted Earnings Per Share - Diluted	$0.29	$0.22	$0.86	$0.80

(1)	Individual adjustments are calculated using a tax rate of 40%.
(2)	Acquisition and related expense includes one-time costs associated with acquisitions and fair value adjustments to contingent consideration.
(3)	One-time technology related costs associated with security and consolidation of data centers from acquisitions.
(4)	Litigation expense or recovery related to significant one-time matters.
(5)	Adjustment to match timing of expenses to be consistent with timing of GAAP revenue and recoveries for settlement administration matters.
(6)	Expenses primarily related to one-time charges for post-employment benefits.
(7)	The effective tax rate adjustment reflects a non-GAAP provision for income taxes at a tax rate of 40%.

EPIQ SYSTEMS, INC. AND SUBSIDIARIES

OPERATING REVENUE

(Unaudited)

(In thousands)

	Three months ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Technology	$90,584	$68,848	$345,613	$297,679
Bankruptcy	19,622	21,168	78,380	82,961
Settlement Administration	26,093	18,476	81,943	63,478

Total Bankruptcy and Settlement Administration	45,715	39,644	160,323	146,439

Total Operating Revenue	$136,299	$108,492	$505,936	$444,118

EPIQ SYSTEMS, INC. AND SUBSIDIARIES

ADJUSTED EBITDA

(Unaudited)

(In thousands)

	Three months ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Technology	$26,492	$20,687	$95,051	$84,009
Bankruptcy and Settlement Administration	17,902	14,637	54,021	53,166
Unallocated Corporate (1)	(11,893)	(10,194)	(40,714)	(40,220)

Total Adjusted EBITDA	$32,501	$25,130	$108,358	$96,955

(1)	Unallocated corporate adjusted EBITDA excludes expenses related to share-based compensation expense, intangible asset impairment expense, acquisition and related expense, including fair value adjustments to contingent consideration, one-time technology expense, non-routine litigation expense or recovery, timing of recognition of expense, gain or loss on disposition of assets, strategic review expense, and one-time reorganization expense.

EPIQ SYSTEMS, INC. AND SUBSIDIARIES

CALCULATION OF NET INCOME (LOSS) PER SHARE AND

DILUTED ADJUSTED EARNINGS PER SHARE

(Unaudited)

(In thousands, except per share data)

	Three months ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net Income (Loss)	$8,750	($630)	($11,938)	($1,337)
Basic Weighted Average Shares	36,806	36,094	36,584	35,512
Adjustment to reflect share-based awards	339	—	—	—

Diluted Weighted Average Shares (1)	37,145	36,094	36,584	35,512

Net Income (Loss) Per Share - Diluted	$0.24	($0.02)	($0.33)	($0.04)

Adjusted Net Income	$10,659	$8,133	$32,024	$28,828
Basic Weighted Average Shares	36,806	36,094	36,584	35,512
Adjustment to reflect share-based awards	339	711	443	598

Diluted Weighted Average Shares	37,145	36,805	37,027	36,110

Adjusted Earnings Per Share - Diluted	$0.29	$0.22	$0.86	$0.80

(1)	Diluted weighted average shares outstanding for the three months ended December 31, 2014 and the years ended December 31, 2015 and 2014 exclude the dilutive impact of share-based awards outstanding due to the GAAP net loss reported for these respective periods.